Press Release

Lincoln Educational Services Corporation Welcomes

Healthcare Executive Sylvia Jean Young to its Board of Directors

PARSIPPANY, NJ – February 27, 2023 – Lincoln Educational Services Corporation (NASDAQ: LINC) today announced that Sylvia Jean Young, MSHA, FACHE, has been appointed to the Company’s Board of Directors. With over 35 years of corporate leadership experience in the healthcare industry, Ms. Young’s contributions are expected to further broaden the Board’s perspective and enhance the Company’s ability to execute on its long-term growth strategy. In connection with her appointment to the Board, Ms. Young was also appointed to the Board’s Compensation Committee .

“Sylvia Young brings a long record of accomplishments, both professional and educational, and will be a valued member of the Board of Directors,” stated Scott M. Shaw, Lincoln’s President and CEO and a Board member. “Sylvia has great enthusiasm, and her knowledge and experience in the healthcare industry will support our initiatives around expanding our nursing and allied health programs. Throughout her career, Ms. Young has demonstrated strong leadership skills in a capital-intensive industry, and has developed significant expertise in safety, regulatory compliance, customer service, employee satisfaction, and Diversity, Equality, and Inclusion programs, all of which are valuable additions to our Board. Her experience in these areas will further support our efforts to be the school of choice for students as well as a workplace that continues to attract top talent for positions at both the campus and corporate levels.”

Ms. Young is a dedicated veteran of hospital administration having served HCA Healthcare’s Continental Division, a large cap publicly traded company which includes HealthONE in Denver, CO and Wesley Healthcare in Wichita, KS, for 35 years most recently as its President and CEO from 2012 until her retirement in 2023. The Continental Division has an adjusted average daily census of 2,755 patients, employs over 14,000 full-time employees, and generates over $3.6 billion in net revenues. Before her appointment to the Denver-based Continental Division headquarters, Ms. Young served as President of HCA’s Sunrise Health System in Las Vegas, NV.

Ms. Young has a Master’s degree in Health Administration from the University of Alabama, Birmingham and a Bachelor’s degree in Public Administration from Samford University in Birmingham. In 2022, Ms. Young was named one of the “Top Women Leaders in Healthcare” by Modern Healthcare magazine and, in 2021, she was named a “Woman of Distinction” by the Girl Scouts. In 2019, Ms. Young was appointed At-Large Trustee of the American Hospital Association Board of Trustees. She has also served on the boards of local not-for-profit institutions such as the Denver Center for the Performing Arts and the Colorado Concern.

“I, along with the other Board members and the executive leadership team, look forward to working with Sylvia to further Lincoln’s continued evolution to become the nation’s leading career training organization,” said Mr. Shaw.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

Contact:

Lincoln Educational Services Corporation

Brian Meyers, CFO

973-736-9340

bmeyers@lincolntech.edu